Exhibit 99.2
PRESS RELEASE
For immediate release
CytoCore Names Respected Biotech Industry Visionary to Board of Directors
Clint H. Severson Brings Extensive Global Medical Device Distribution Expertise
CHICAGO – November 28, 2006 – CytoCore Inc. (OTCBB:CYCR) today announced the addition of industry leader Clint H. Severson to its Board of Directors, one of a series of key executive moves driving the late-stage bio-scientific research company’s move toward broad distribution of its line of products for the early detection and treatment of reproductive cancers.
Severson, 58 years old, is chief executive officer of Abaxis, a northern California-based provider of portable technology, tools and services used for medical diagnostics which are sold to customers and distributors worldwide. He brings to the CytoCore board a keen understanding of the challenges and opportunities associated with launching cutting-edge diagnostic products.
“Clint knows the ropes intimately, having directed the extraordinary turn-around of Abaxis into a highly profitable and productive company widely respected by Wall Street investors,” said Chief Financial Officer Robert McCullough Jr. “He understands and knows how to advance CytoCore’s mission at a critical – and very exciting – juncture. During Clint’s 10 year leadership at Abaxis, annualized revenue has grown from $3 to $84 million, customer base from 408 to 10,000, and quarterly unit sales of the consumable rotor product from 35,000 to 1,007,000 units. Clint was also successful in raising $30 million in equity funding. We are quite excited about the knowledge, experience and capabilities Clint brings to the company.
CytoCore, which is in clinical trials with a range of endometrial, cervical and uterine cancer diagnostic tools, is in a position to revolutionize women’s reproductive healthcare on a global scale with its apoptotic marker-based InPath™ System, which includes the e2Collector™ and other screening and treatment products.
Prior to his role as CEO since 1996 at Abaxis, where he was appointed chairman of the board in 1998, Severson served over seven years as president and chief executive officer at MAST Immunosystems, Inc., a privately held medical diagnostic company.
For further information, visit www.CytoCoreInc.com
About CytoCore Inc.
CytoCore develops cost-effective cancer screening systems, which can be utilized in a laboratory or at the point-of-care, to assist in the early detection of cervical, endometrial,

and other cancers. The InPath™ System is being developed to provide medical practitioners with highly accurate, low-cost, cervical and uterine cancer screening systems that can be seamlessly integrated into existing medical models. More information is available at: www.CytoCoreInc.com
Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the InPath™ System, and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.
Contacts:
Gene Martineau
Communications & Business Development Consultant
on behalf of CytoCore, Inc.
(212)348-1880
ebm@interport.net
Leslie McCarthy
SIPR
650-400-4547
Leslie@sipr.com

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